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                                                                     EXHIBIT 8.1

                      [LETTERHEAD OF DEWEY BALLANTINE LLP]

                                August 14, 1998

RF Power Products, Inc.
1007 Laurel Oak Road
Voorhees, New Jersey 08043

Dear Sirs:

    We have acted as your counsel in connection with the proposed merger (the "Merger") of Warspeed, Inc. ("Merger Sub"), a New Jersey corporation and wholly owned subsidiary of Advanced Energy Industries, Inc., a Delaware Corporation (the "Parent"), and RF Power Products, Inc., a New Jersey corporation (the "Company"), pursuant to an Agreement and Plan of Reorganization dated as of June 1, 1998 (the "Agreement"). In that connection, we have participated in the preparation of a registration statement under the Securities Act of 1933 on Form S-4 (the "Registration Statement"), including a Joint Proxy Statement/Prospectus (the "Proxy Statement"). As contemplated by section 6.2(b) of the Agreement, you have asked our opinion concerning certain federal income tax consequences of the Merger.

    We have examined the Agreement, the Proxy Statement, the representation letters of Parent and Company delivered to us in connection with this opinion and such other documents as we have deemed necessary or appropriate for purposes of this opinion. We have assumed (i) the Merger will be consummated in the manner contemplated in the Proxy Statement and in accordance with the Agreement,
(ii) the statements concerning the Merger set forth in the Proxy Statement are accurate and complete, and (iii) the statements made by Parent and Company in their respective representation letters to us are accurate and complete.

    Based on the foregoing, it is our opinion that under current law the Merger will be treated for federal income tax purposes as a reorganization within the meaning of section 368(a) of the Internal Revenue Code of 1986, as amended, and that Company, Parent and Merger Sub each will be a party to that reorganization within the meaning of section 368(b) of the Code.

    It is also our opinion that the federal income tax consequences of the Merger to holders of Company common stock will be as described under the heading "The Merger--Federal Income Tax Consequences" in the Proxy Statement. You have not requested, and we do not express, an opinion concerning any other tax consequences of the Merger. This opinion is not to be used, circulated, quoted or otherwise referred to for any purpose without our express written permission.

    We hereby consent to the use of this opinion in the Registration Statement and to the references to this firm in the Proxy Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                          Very truly yours,

                                          /s/ DEWEY BALLANTINE LLP